FS Energy 8-K
Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Energy and Power Fund Again Increases Public Offering Price;
Distributions to Increase to Maintain 6.2% Yield

PHILADELPHIA, PA, October 1, 2012 – On September 28, 2012, FS Energy and Power Fund (“FSEP”) determined to increase its public offering price from $10.20 per share to $10.25 per share and to increase the amount of the regular semi-monthly cash distributions payable to shareholders of record from $0.026308 per share to $0.026437 per share. The increase in the distribution amount will maintain the annualized yield at 6.2% (based on the $10.25 public offering price).

The increase in FSEP’s public offering price, which is consistent with prior guidance provided by FSEP, was effective as of FSEP’s October 1, 2012 semi-monthly closing and first applied to subscriptions received from September 17, 2012 through September 30, 2012. The increase in the semi-monthly distributions to $0.026437 per share is expected to commence with the semi-monthly cash distributions to be declared in October 2012.

“The fund’s assets continue to perform well. We are pleased we are able to increase the fund’s share price for the second time in a month,” said Michael C. Forman, Chairman and Chief Executive Officer of FSEP. “Additionally, being able to maintain an annualized yield of 6.2% through increasing the distribution amount not only reflects the solid performance of the loan market, but also underscores the quality of the holdings within the portfolio.”

The purpose of the price increase was to ensure that FSEP’s net asset value (“NAV”) per share did not exceed FSEP’s offering price per share, after deduction of selling commissions and dealer manager fees, as required by the Investment Company Act of 1940, as amended.

If FSEP’s strong portfolio performance continues, causing its NAV per share to exceed its increased net offering price, FSEP’s board of trustees (the “Board”) may further increase the per share offering price of its common shares for its future semi-monthly closings. FSEP expects that, if adjusted further, the per share public offering price will be between $10.25 and $10.35 per share. The Board has not yet determined that a further adjustment to the newly-established offering price of $10.25 per share will be necessary. In the event FSEP determines to adjust its current offering price, a separate announcement will be issued.

About FS Energy and Power Fund

FSEP, the second investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company. FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry. FSEP’s investment objective is to generate current income and long-term capital appreciation. FSEP is managed by FS Investment Advisor, LLC and is sub-advised by GSO Capital Partners LP (“GSO”). GSO, with approximately $50.5 billion in assets under management as of June 30, 2012, is the credit platform of The Blackstone Group L.P. For more information, please visit www.fsenergyandpowerfund.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square is committed to best practices and transparency, including a commitment to not fund distributions with offering proceeds or borrowings, mark-to-market pricing and a significant sponsor investment in its products. Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of FSEP. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the Securities and Exchange Commission. FSEP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.